UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2013

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On May 24, 2013, Inland Real Estate Corporation (the "Company") (NYSE: IRC) entered into an agreement with its joint venture partner, New York State Teachers' Retirement System ("NYSTRS"), to acquire NYSTRS' 50% ownership interest in the IN Retail Fund, L.L.C. (“IN Retail”) for $121.0 million in cash. Upon the closing of this transaction, the Company will own 100% of the outstanding membership interests in IN Retail and the assets, liabilities and results of operations of IN Retail will be included in the Company's consolidated financial statements. IN Retail owns 13 shopping centers, aggregating approximately 2.3 million square feet of gross leasable area, with an estimated fair value (agreed upon by the parties for purposes of this transaction) of approximately $395.6 million and total outstanding mortgage debt of approximately $152.2 million, plus other related assets and liabilities. The Company has agreed to indemnify NYSTRS from and against all losses, liabilities, expenses and obligations in respect of the joint venture to the extent first accruing after the date of the acquisition agreement.

The closing of the transaction must occur by June 14, 2013, provided, however, that the purchase price will increase by $22,500 for each day after May 31, 2013 that closing does not occur. If the closing does not occur on or before June 14, 2013 for any reason (including, without limitation, the willful failure or refusal of either party to close the transaction), the agreement will terminate and the parties will have no further rights or obligations thereunder. The Company would then continue to own a 50% interest in IN Retail.

The description of the material terms of the acquisition agreement is only a summary and is qualified by reference to the acquisition agreement in its entirety, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 2.03. Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

In conjunction with the transaction described in Item 1.01 of this Current Report on Form 8-K, the Company will consolidate IN Retail's total outstanding mortgage debt at May 24, 2013 in the amount of approximately $152.2 million in the Company's financial statements. IN Retail has guaranteed the full amount of its subsidiaries' mortgage debt in the event that any subsidiary borrower fails to provide access or information to the properties or fails to obtain a lender's prior written consent to any liens on or transfers of the properties, and in the event of any losses, costs or damages incurred by the lender as a result of fraud or intentional misrepresentation of any individual borrower, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things. All outstanding mortgage loans are otherwise non-recourse and bear interest at fixed rates. Information regarding the total outstanding debt is summarized in the table below.

Property Name	Interest Rate at May 24, 2013	Maturity Date	Balance at May 24, 2013

Ravinia Plaza	6.08%	10/2013	10,637
Marketplace at Six Corners	6.50%	09/2014	11,470
Thatcher Woods	5.83%	02/2015	13,500
Forest Lake Marketplace	5.86%	03/2015	8,500
The Shoppes at Mill Creek	5.00%	05/2016	8,000
Randall Square	4.00%	01/2019	16,500
Woodfield Commons	4.75%	06/2019	17,500
Cobbler Crossing	4.60%	07/2019	6,350
Orland Park Place	5.55%	09/2021	42,068
Chatham Ridge	4.40%	04/2022	17,679
	5.24%		$152,204

Item 7.01. Regulation FD Disclosure.

On May 28, 2013, the Company issued a press release announcing its entry into the agreement described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibit 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing

Item 9.01. Financial Statements and Exhibits.

Financial Statements of Business Acquired
In accordance with General Instruction B to Form 8-K, the audited consolidated financial statements of IN Retail Fund, LLC and subsidiaries for the year ended December 31, 2012 and notes thereto required by Item 9.01 were previously filed as Exhibit 99.2 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 29, 2013.

The Company will file any additional required financial statements under cover of Form 8-K within the required time period, subsequent to the closing of the transaction.

Pro Forma Financial Information
The Company will file any required pro forma financial information under cover of Form 8-K within the required time period, subsequent to the closing of the transaction.

(d)	Exhibits:

	Exhibit No.	Description

10.1
AGREEMENT FOR THE PURCHASE AND SALE OF MEMBERSHIP INTERESTS IN IN RETAIL FUND, L.L.C. made as of May 24, 2013 by and between NEW YORK STATE TEACHERS' RETIREMENT SYSTEM, as Assignor, and INLAND REAL ESTATE CORPORATION, as Assignee.

	99.1	News release of Inland Real Estate Corporation, dated May 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: May 28, 2013	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

(d)	Exhibits:

	Exhibit No.	Description

10.1
AGREEMENT FOR THE PURCHASE AND SALE OF MEMBERSHIP INTERESTS IN IN RETAIL FUND, L.L.C. made as of May 24, 2013 by and between NEW YORK STATE TEACHERS' RETIREMENT SYSTEM, as Assignor, and INLAND REAL ESTATE CORPORATION, as Assignee.

	99.1	News release of Inland Real Estate Corporation, dated May 28, 2013.